EXHIBIT 12

                     MICHIGAN BELL TELEPHONE COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (Dollars in Millions)

                                                    Six Months Ended
                                                        June 30
                                                    -------------
                                                  1996         1995
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings (3).................  $  489.1      $  471.2

     b) Single Business Tax (2).................   17.2          16.7

     c) Portion of rental expense
         representative of the
         interest factor (1)(2)..............       6.3           6.6
                                               --------      --------
     Total 1(a) through 1(c).................  $  512.6      $  494.5
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations ..........  $   42.2      $   45.1

     b) Capitalized interest.................       1.0           0.8

     c) Portion of rental expense
         representative of the
         interest factor (1).................       6.3           6.6
                                               --------      --------
     Total 2(a) through 2(c).................  $   49.5      $   52.5
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     10.36          9.42
                                                  =====          ====


(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) Earnings are income before income taxes and fixed charges. Since the Single Business Tax (the Tax) and rental expense have already been deducted, the Tax and the one-third portion of rental expense considered to be fixed charges are added back.

(3) The results for the first six months of 1995 reflect a $72.8 million pretax credit primarily from settlement gains resulting from lump sum pension payments from the pension plan to former employees who left the business in the nonmanagement work force restructuring.